FOR IMMEDIATE RELEASE
Contacts:	Ewen R. Cameron, President & CEO telt@teltronics.com 941.753.5000 Charles Messman; Todd Kehrli MKR Group, LLC 310.314.3800 212.308.4557 cmessman@mkr-group.com tkehrli@mkr-group.com	IDEAS THAT COMMUNICATE 941.753.5000 941.751.7724 (Fax) 2150 Whitfield Industrial Way Sarasota, FL 34243-4046

TELTRONICS ANNOUNCES FIRST QUARTER RESULTS
Net Loss Decreases Over 40% from Same Period in 2002

SARASOTA, Fla., May 15, 2002 - Teltronics, Inc. (OTCBB: TELT.OB) today announced its financial results for the three months ended March 31, 2003.

Sales for the three months ended March 31, 2003 were $11.6 million, as compared to $13.7 million reported for the same period in 2002. Gross profit margin for the three months ended March 31, 2003 increased to 40.6% from 37.8% reported for the same period in 2002. Operating expenses, excluding depreciation and amortization, for the three months ended March 31, 2003 continued to decrease and were $4.8 million vs. $5.7 million for the same period in 2002. The net loss for the three months ended March 31, 2003 was $794,000 or $0.16 per diluted share, as compared to a net loss of $1.3 million, or $0.26 per diluted share, for the same period in 2002, a decrease of over 40%.

"The cost cutting efforts that we have undertaken over the past couple of years have had a positive impact on our bottom line," said Ewen Cameron, Teltronics' President and Chief Executive Officer. "We are cautiously optimistic that the three new products we are introducing during 2003 will provide significant additional sales opportunities. The SEBea product was introduced during the first quarter and is already in trials at several of our major customers. Our IP products for our 20-20 switching system and our new Cypreon products are expected to be introduced in the second and third quarters of 2003."

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About Teltronics Inc.
Teltronics, Inc. is dedicated to excellence in the design, development, and assembly of electronics equipment and software to enhance the performance of telecommunications networks. The Company manufactures telephone switching systems and software for small-to-large size businesses, government, and 911 public safety communications centers. Teltronics provides remote maintenance hardware and software solutions to help large organizations and regional telephone companies effectively monitor and maintain their telecommunications systems. The Company also serves as an electronic contract-manufacturing partner to customers in the U.S. and overseas. Further information regarding Teltronics can be found at their web site, www.teltronics.com.

A number of statements contained in this press release are forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such because the context of the statement will include words such as we "believe," "anticipate," "expect," or words of similar import. Similarly, statements that describe our future plans, objectives, strategies or goals are also forward-looking statements. These forward-looking statements involve a number of risks and uncertainties that may materially adversely affect the anticipated results. Such risks and uncertainties include, but are not limited to, the timely development and market acceptance of products and technologies, competitive market conditions, successful integration of acquisitions, the ability to secure additional sources of financing, the ability to reduce operating expenses, and other factors described in the Company's filings with the Securities and Exchange Commission. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements made herein and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are only made as of the date of this press release and we disclaim any obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

(Tables below)

TELTRONICS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

ASSETS

	March 31, 2003	December 31, 2002
	(Unaudited)
Current assets:
Cash and cash equivalents	$ 453,240	$ 791,020
Accounts receivable, net of allowance for doubtful accounts of $344,175 at March 31, 2003 and $399,610 at December 31, 2002	6,090,775	5,155,877
Costs and estimated earnings in excess of billings on uncompleted contracts	1,393,874	740,650
Inventories, net	5,506,953	6,187,196
Prepaid expenses and other current assets	465,257	427,904
Total current assets	13,910,099	13,302,647
Property and equipment, net	4,005,854	4,076,265
Goodwill	241,371	241,371
Other intangible assets, net	238,390	253,575
Other assets	270,502	274,853
Total assets	$ 18,666,216	$ 18,148,711

TELTRONICS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS - Continued

LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIENCY)

	March 31, 2003	December 31, 2002
	(Unaudited)
Current liabilities:
Current portion of long-term debt	$ 3,306,753	$ 2,193,401
Current portion of capital lease obligations	22,790	---
Accounts payable	5,556,502	4,356,985
Billings in excess of costs and estimated earnings on uncompleted contracts	432,869	1,347,685
Accrued expenses and other current liabilities	2,524,631	2,479,300
Deferred revenue	1,648,084	1,738,201
Total current liabilities	13,491,629	12,115,572
Long-term liabilities:
Long-term debt, net of current portion	8,565,910	8,641,785
Capital lease obligations, net of current portion	106,312	---
Total long-term liabilities	8,672,222	8,641,785
Commitments and contingencies
Shareholders' deficiency:
Common stock, $.001 par value, 40,000,000 shares authorized, 6,930,241 and 5,930,241 issued and outstanding at March 31, 2003 and December 31, 2002, respectively	6,930	5,930
Non-voting common stock, $.001 par value, 5,000,000 shares authorized, zero shares issued and outstanding	---	---
Preferred Series A stock, $.001 par value, 100,000 shares authorized, 100,000 shares issued and outstanding	100	100
Preferred Series B Convertible stock, $.001 par value, 25,000 shares authorized, 12,625 shares issued and outstanding	13	13
Preferred Series C Convertible stock, $.001 par value, 50,000 shares authorized, 40,000 shares issued and outstanding	40	40
Additional paid-in capital	24,011,232	23,812,232
Deferred compensation	(150,000)	---
Accumulated other comprehensive loss	(66,586)	(72,560)
Accumulated deficit	(27,299,364)	(26,354,401)
Total shareholders' deficiency	(3,497,635)	(2,608,646)
Total liabilities and shareholders' deficiency	$ 18,666,216	$ 18,148,711

TELTRONICS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended March 31,
	2003	2002
Net sales
Product sales and installation	$ 9,207,079	$ 11,759,865
Maintenance and service	2,373,427	1,913,153
	11,580,506	13,673,018
Cost of sales	6,873,586	8,504,801
Gross profit	4,706,920	5,168,217
Operating expenses:
General and administrative	1,509,151	1,438,221
Sales and marketing	2,167,999	3,166,014
Research and development	1,124,387	1,115,371
Depreciation and amortization	323,855	349,786
	5,125,392	6,069,392
Loss from operations	(418,472)	(901,175)
Other income (expense):
Interest	(298,366)	(370,327)
Financing	(78,600)	(45,598)
Litigation costs	---	(15,500)
Other	4,875	(2,362)
	(372,091)	(433,787)
Loss before income taxes	(790,563)	(1,334,962)
Provision for income taxes	(3,900)	(6,891)
Net loss	(794,463)	(1,341,853)
Dividends on Preferred Series B and C Convertible stock	150,500	42,259
Net loss available to common shareholders	$(944,963)	$(1,384,112)
Net loss per share:
Basic	$ (0.16)	$ (0.26)
Diluted	$ (0.16)	$ (0.26)